January 31, 2023

Alpha Alternative Assets Fund

500 Newport Center Drive

Suite 680

Newport Beach, CA 92660

Alpha Alternative Assets Fund, File Nos. 333-231938, 811-23447

Dear Board Members:

A legal opinion (the "Legal Opinion") that we prepared was filed with Pre-Effective Amendment No. 1 to the Alpha Alternative Assets Fund Registration Statement (the “Legal Opinion”). We hereby give you our consent to incorporate by reference the Legal Opinion into Post-Effective Amendment No. 11 to the Registration Statement (the "Amendment"), and consent to all references to us in the Amendment.

Very truly yours,

/s/ THOMPSON HINE LLP

Thompson Hine LLP

Thompson Hine llp	41 South High Street	www.ThompsonHine.com
Attorneys at Law	Suite 1700	Phone: 614.469.3200
	Columbus, Ohio 43215-6101	Fax: 614.469.3361